Exhibit 4.7

DESCRIPTION OF REGISTRANT’S SECURITIES
As of December 31, 2019, Silvergate Capital Corporation (the “Company,” “we,” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”).
DESCRIPTION OF CAPITAL STOCK
General

The following description of the current terms of our capital stock is a summary and is not meant to be complete. It is qualified in its entirety by reference to the Maryland General Corporation Law (the “MGCL”), federal law, the Company’s Articles of Incorporation, as amended (the “Articles”) and the Company’s Amended and Restated Bylaws (the “Bylaws”).

Authorized Capital Stock

We are authorized by our Articles to issue up to (i) 125,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class B Common Stock, par value $0.01 per share, and (iii) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Voting Rights

Each holder of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of our board of directors (the “Board”) are elected by a plurality of the votes cast. Our Articles expressly prohibit cumulative voting.

No Preemptive or Similar Rights

Holders of our Class A Common Stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.

Dividend Rights

Subject to certain regulatory restrictions and to the rights of holders of any preferred stock that we may issue, all shares of our Class A Common Stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by our Board.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our Class A Common Stock would be entitled to share equally in all our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock.

Business Combinations under our Articles and Maryland Law

Amendment of the Articles

In general and except for increases or decreases to our authorized shares of Class A and Class B Common Stock and any class of capital stock, which may be approved by our Board without shareholder approval, our Articles may be amended upon the vote of holders of two-thirds of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, which is the minimum vote required under Maryland law.

Restrictions on Business Combinations with Interested Shareholders

 Section 3-602 of the MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock, or an interested shareholder. Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares.

Control Share Acquisition Statute

Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Pursuant to the terms of our Bylaws, we have opted out from the operation of the control share acquisition law. As such, the above described control share acquisition statute will not be applicable to us and will not apply to shares of stock acquired by a shareholder subsequent to the adoption of the bylaw provision that opts-out of control share acquisition law.

Certain Provisions Potentially Having an Anti-Takeover Effect

Our Articles and Bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our Class A and Class B Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our Class A and Class B Common Stock and the removal of our directors or management. These provisions:

•	empower our Board, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

•
empower our Board, without shareholder approval, to amend our Articles to increase or decrease our authorized shares of Class A and Class B Common Stock and any class of capital stock that we have the authority to issue;

•	divide our Board into five classes serving staggered five-year terms;

•	provide that directors may be removed from office for cause upon a majority shareholder vote and may be removed from office without cause only upon a 80% shareholder vote;

•	eliminate cumulative voting in elections of directors;

•	permit our Board to alter, amend or repeal our Bylaws or to adopt new bylaws;

•	require the request of holders of at least one-fifth of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

•	prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all actions to be taken at a meeting of the shareholders;

•
require shareholders that wish to bring business before our annual meeting of shareholders or nominate candidates for election as directors at our annual meeting of shareholders to provide timely notice of their intent in writing; and

•
enable our Board to increase, between annual meetings, the number of persons serving as directors and to fill vacancies created by such increase by a majority vote of the directors present at a meeting of directors.

Our Bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Restrictions on Ownership of Company Common Stock

The Bank Holding Company Act of 1956 (the “BHCA”) generally permits a company to acquire control of the Company with the prior approval of the Federal Reserve Board. However, any such company is restricted to banking activities, other activities closely related to the banking business as determined by the Federal Reserve Board and, for some companies, certain other financial activities. The BHC Act defines control in general as ownership of 25% or more of any class of voting securities, the authority to appoint a majority of the board of directors or other exercise of a controlling influence. Federal Reserve Board regulations provide that ownership of 5% or less of a class of voting securities is not control. As a policy matter, if a company owns more than 7.5% of a class of voting securities, the Federal Reserve Board expects the company to consult with the agency and in some cases will require the company to enter into passivity or anti-association commitments. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company following the offering, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Stock Exchange Listing

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “SI.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is American Stock Transfer & Trust Company, LLC.

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